Exhibit 99.1

Injection Molding Sheet Metal Fabrication CNC Machining 3D Printing

Protolabs Announces Departure of CFO John Way and Appoints Dan Schumacher Interim CFO

MINNEAPOLIS, MINN.—November 5, 2021— Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled, on-demand manufacturer, today announced John Way is resigning as Chief Financial Officer (CFO) to pursue an opportunity at another company. Mr. Way will continue in his role through November 30.

Dan Schumacher, Vice President of Investor Relations and FP&A has been named Interim Chief Financial Officer effective December 1, 2021. Dan has been with Protolabs for four years leading the company’s investor relations and FP&A organizations. Dan has reported directly to John since he joined the company in 2017. Dan will continue to work closely with John and Rob Bodor, Protolabs CEO, over the next month to ensure a smooth transition.

“I want to thank John for his leadership at Protolabs. During his tenure John built a strong financial organization that will continue to serve us well in the years to come.” said Rob Bodor, Chief Executive Officer.

“It has been a great pleasure to serve as CFO of Protolabs over the past seven years,” said John Way. “I have the utmost confidence in the company and I am grateful for having had the opportunity to work with the leading digital manufacturer in the industry.”

About Protolabs

Protolabs is the world’s leading provider of digital manufacturing services. The e-commerce-based company offers injection molding, CNC machining, 3D printing, and sheet metal fabrication to product developers, engineers, and supply chain teams across the globe. Protolabs serves customers using in-house production capabilities that bring unprecedented speed in tandem with Hubs, a Protolabs Company, which serves customers through its network of premium manufacturing partners. Together, they help companies bring new ideas to market with the fastest and most comprehensive digital manufacturing service in the world. Visit protolabs.com for more information.

Injection Molding Sheet Metal Fabrication CNC Machining 3D Printing

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Protolabs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Protolabs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Protolabs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Protolabs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Source: Proto Labs, Inc.

Investor Relations Contact

Protolabs

Dan Schumacher, 763-479-7240

Vice President of Investor Relations and FP&A

daniel.schumacher@protolabs.com

Media Contact

Protolabs

Will Martin, 763-479-7719

Director of Marketing Communications

will.martin@protolabs.com